Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Expands Its Foreign M2M/IoT

Patent Portfolio With Three New Granted Patents

New York, New York – July 14, 2021 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the European Patent Office issued a Decision to Grant European Patent No. EP3111689 (Embedded Universal Integrated Circuit Card Supporting Two-Factor Authentication), which is being published today in the European Patent Bulletin of July 14, 2021. In addition, the UK Intellectual Property Office issued Intention to Grant letters for Applications GB1608573.0 and GB2100530.1 (both entitled Set of Servers for “Machine-to-Machine” Communications Using Public Key Infrastructure). The UK applications are expected to be granted shortly after July 9, 2021 and August 9, 2021, respectively. The claims in these granted foreign applications are generally directed towards authentication of a module including an embedded universal integrated circuit card (eUICC) with a mobile network and supporting secure communication between the module and the mobile network.

These foreign applications are part of the Network-1 M2M/IoT Patent Portfolio (the "M2M/IoT Patent Portfolio"), which relates to, among other things, the enabling technology for authenticating and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles. The M2M/IoT Patent Portfolio currently includes twenty-nine (29) issued U.S. patents and seven (7) pending U.S. patent applications, plus one (1) issued non-US patent and eleven (11) pending non-U.S. patent applications (including the three (3) to be granted applications described above). The patent terms of the MTM/IoT Patent Portfolio are currently expected to extend until 2033-2034. Network-1 anticipates further issuances of additional claims for the M2M/IoT Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-five (85) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its intellectual property assets. Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $170,000,000 from May 2007 through March 31, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on 10-Q for the three months ended March 31, 2021 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigations involving Network-1’s Remote Power Patent, Mirror Worlds patent portfolio and Cox patent portfolio, Network-1’s ability to generate further revenue from its Remote Power Patent for the period prior to March 7, 2020 (the expiration date of the patent), the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770